BURLINGTON RESOURCES INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  EXHIBIT 12.1
                                   (UNAUDITED)

                                                                   FIRST QUARTER
                                                             -----------------------
                                                                 1997         1996
                                                             ----------     --------
                                                         (In Millions, Except Ratio Amounts)
Earnings

    Income Before Income Taxes ..............................$     136     $      35

    Add
       Interest and fixed charges ...........................       28            28
       Portion of rent under long-term operating
          leases representative of an interest factor .......        1             1
                                                             ---------     ---------
    Total Earnings Available for Fixed Chargers .............$     165     $      64
                                                             =========     =========

Fixed Charges

    Interest and fixed charges  .............................$      28     $      28
    Portion of rent under long-term operating
       leases representative of an interest factor ..........        1             1
    Capitalized interest ....................................        1             1
                                                             ---------     ---------

    Total Fixed Charges .....................................$      30     $      30
                                                             =========     =========


Ratio of Earnings to Fixed Charges ..........................    5.50x         2.12x
                                                             =========     =========

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